As filed with the Securities and Exchange Commission on June 23, 2011

Registration No. 333-142268

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1

TO

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

THE MOSAIC COMPANY

(Exact name of registrant as specified in its charter)

Delaware	20-1026454
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

3033 Campus Drive, Suite E490

Plymouth, MN 55441

(Address of registrant’s principal executive offices, including zip code)

THE MOSAIC COMPANY 2004 OMNIBUS STOCK AND INCENTIVE PLAN

(Full title of the plan)

Richard L. Mack

Executive Vice President, General Counsel and Corporate Secretary

The Mosaic Company

3033 Campus Drive, Suite E490

Plymouth, MN 55441

(Name and address of agent for service)

(800) 918-8270

(Telephone number, including area code, of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐

EXPLANATORY NOTE

This Post-Effective Amendment No. 1 (the “Amendment”) to that certain Registration Statement on Form S-8 (Reg. No. 333-142268) (the “Registration Statement”) is being filed pursuant to Rule 414 under the Securities Act of 1933, as amended (the “Securities Act”) by The Mosaic Company, a Delaware corporation (“M Holdings”), as the successor registrant to The Mosaic Company, a Delaware corporation (“Predecessor Registrant”), to reflect a reorganization of the Predecessor Registrant into a new holding company structure.

The new holding company structure was effected on May 25, 2011 pursuant to a merger (the “Merger”) implemented pursuant to the applicable provisions of the Delaware General Corporation Law (the “DGCL”) and the Delaware Limited Liability Company Act, and a Merger and Distribution Agreement among the Predecessor Registrant, Cargill, Incorporated, a Delaware corporation, M Holdings (formerly GNS II (U.S.) Corp., a Delaware corporation and a direct, wholly owned subsidiary of the Predecessor Registrant) and GNS Merger Sub LLC, a Delaware limited liability company and an indirect subsidiary of the Predecessor Registrant and a direct, wholly owned subsidiary of M Holdings (“Merger Sub”) whereby, among other things, Merger Sub was merged with the Predecessor Registrant and the Predecessor Registrant became the surviving corporation under the name “MOS Holdings Inc.”

As a result of the Merger, the Predecessor Registrant became a direct, wholly owned subsidiary of M Holdings. Pursuant to a letter dated February 3, 2011 from the Office of the Chief Counsel of the U.S. Securities and Exchange Commission Division of Corporation Finance, after completion of the reorganization M Holdings is considered a successor to the Predecessor Registrant for certain purposes under both the Securities Act and Securities Exchange Act of 1934 (the “Exchange Act”). Immediately following the Merger, M Holdings changed its name to “The Mosaic Company.”

In connection with the Merger, each person that held rights to purchase, or other rights to or interests in, shares of common stock of the Predecessor Registrant under any stock option, stock purchase or compensation plan or arrangement of the Predecessor Registrant immediately prior to the Merger holds a corresponding number of rights to purchase, and other rights to or interests in, shares of common stock of M Holdings, par value $.01 per share, immediately following the Merger.

In accordance with paragraph (d) of Rule 414 under the Securities Act, M Holdings hereby expressly adopts the Registration Statement as its own registration statement except as amended by this Amendment, for all purposes of the Securities Act and the Securities Exchange Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Incorporation of Documents by Reference.

The following documents, which have been filed with the Securities and Exchange Commission (the “SEC”) by The Mosaic Company (the “Registrant”) or the Predecessor Registrant, are incorporated by reference in this registration statement:

(a)	The Predecessor Registrant’s Annual Report on Form 10-K for the year ended May 31, 2010;

(b)	The Predecessor Registrant’s Quarterly Reports on Form 10-Q for the quarters ended August 31, 2010, November 30, 2010 and February 28, 2011;

(c)	The Predecessor Registrant’s Current Reports on Form 8-K filed on July 1, 2010, October 12, 2010, December 14, 2010, January 19, 2011, January 21, 2011, February 4, 2011, February 16, 2011, April 13, 2011, April 18, 2011, April 20, 2011, April 26, 2011, May 2, 2011, May 11, 2011, May 12, 2011 and May 25, 2011;

(d)	The Registrant’s Current Report on Form 8-K filed on June 15, 2011; and

(d)	The description of the Registrant’s Common Stock contained in any registration statement or report filed by the Predecessor Registrant under the Exchange Act, including any amendment or report filed for the purpose of updating such description.

All documents filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act subsequent to the date hereof and prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities remaining unsold shall be deemed to be incorporated by reference herein and to be a part hereof from the respective dates of filing of such documents.

Item 4.	Description of Securities.

Not applicable.

Item 5.	Interests of Named Experts and Counsel.

Not applicable.

Item 6.	Indemnification of Directors and Officers.

Under Section 145 of the DGCL, a corporation may indemnify a director, officer, employee or agent of the corporation (or a person who is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise) against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. In the case of an action brought by or in the right of a corporation, the corporation may indemnify a director, officer, employee or agent of the corporation (or a person who is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise) against expenses (including attorneys’ fees) actually and reasonably incurred by him if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification may be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent a court finds that, in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnification for such expenses as the court shall deem proper. The indemnification provisions of the DGCL require indemnification of a director or officer who has been successful on the merits in defense of any action, suit or proceeding that he was a party to by virtue of the fact that he is or was a director or officer of the corporation.

Section 145 further authorizes a corporation to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation or enterprise, against any liability asserted against the person, and incurred by the person in any such capacity, or arising out of his or her status as such, whether or not the corporation would otherwise have the power to indemnify him under Section 145.

The restated certificate of incorporation of the Registrant provides that it shall indemnify, to the fullest extent permitted by the DGCL, each person who is or was a director or officer of the Registrant, and each person who serves or served at the request of the Registrant as director or officer of another enterprise. The amended and restated bylaws of the Registrant generally provides that the Registrant shall indemnify and hold harmless, to the fullest extent permitted by the DGCL, each person who is or was made a party, threatened to be made a party, or otherwise involved in any action, suit or proceeding by reason of the fact that he or she is or was a director or officer of the Registrant, or is or was serving at the request of the Registrant as a director, officer, employee, partner, or agent of another corporation, partnership, joint venture, or other enterprise, against all expenses, liability and loss (including attorneys’ fees, judgments, fines, penalties and amounts paid or to be paid in settlement) reasonably incurred or suffered by such person in connection therewith and such indemnification shall continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of his or her heirs, executors and administrators.

The Registrant has assumed the obligations under the Predecessor Registrant’s indemnification agreements with each of its directors and executive officers (the “Indemnitees”) (who became the directors and executive officers of the Registrant at the effective time of the Merger). Such indemnification agreements currently provide, among other things, that, subject to the limitations of such agreements, to the fullest extent permitted by Delaware law, the Registrant shall indemnify an Indemnitee who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that the Indemnitee is or was or has agreed to serve at the request of the Registrant as a director, officer, employee or agent of the Registrant, or while serving as a director or officer of the Registrant, is or was serving or has agreed to serve at the request of the Registrant as a director, officer, employee or agent of another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise, or by reason of any action alleged to have been-taken or omitted in such capacity. Where indemnification in accordance with the indemnification agreements is unavailable to an Indemnitee, the indemnification agreements also provide for the Registrant to contribute to the payment of the Indemnitees’ losses to the fullest extent permitted by law. The indemnification agreements also provide for, among other things, advancement of expenses.

The Registrant maintains directors’ and officers’ liability insurance which will cover certain liabilities and expenses of the Registrant’s directors and officers and will cover the Registrant for reimbursement of payments to its directors and officers in respect of such liabilities and expenses.

Section 102(b)(7) of the DGCL enables a Delaware corporation to provide in its certificate of incorporation for the elimination or limitation of the personal liability of a director to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director. However, no provision can eliminate or limit a director’s liability:

•	for any breach of the director’s duty of loyalty to the corporation or its stockholders;

•	for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law;

•	under Section 174 of the DGCL, which imposes liability on directors for unlawful payment of dividends or unlawful stock purchase or redemption; or

•	for any transaction from which the director derived an improper personal benefit.

The restated certificate of incorporation of the Registrant provides that the directors of the Registrant shall not be personally liable to the Registrant or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (a) for any breach of the director’s duty of loyalty to the Registrant or its stockholders, (b) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of the law, (c) under Section 174 of the DGCL, or (d) for any transaction from which the director derived an improper personal benefit.

The foregoing summaries are necessarily subject to the complete text of the DGCL, the Registrant’s certificate of incorporation and bylaws, as amended to date, and the arrangements referred to above and are qualified in their entirety by reference thereto.

Item 7.	Exemption from Registration Claimed.

Not applicable.

Item 8.	Exhibits.

3.1	Restated Certificate of Incorporation of the Registrant (incorporated by reference to Exhibit 3.1 of the Current Report on Form 8-K of the Registrant filed with the SEC on May 25, 2011).

3.2	Amended and Restated Bylaws of the Registrant (incorporated by reference to Exhibit 3.2 of the Current Report on Form 8-K of the Registrant filed with the SEC on May 25, 2011).

5.1*	Opinion of Dorsey & Whitney LLP.

23.1*	Consent of Dorsey & Whitney LLP (included in Exhibit 5.1).

23.2*	Consent of KPMG LLP, independent registered public accounting firm.

24*	Power of Attorney (included on signature page).

*	Filed herewith

Item 9.	Undertakings.

(a)	The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the SEC by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment No. 1 to this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Plymouth, State of Minnesota, on the 23rd day of June, 2011.

THE MOSAIC COMPANY

By:	/s/ James T. Prokopanko
James T. Prokopanko
Chief Executive Officer, President and Director

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints James T. Prokopanko, Lawrence W. Stranghoener and Richard L. Mack, and each of them, the undersigned’s true and lawful attorneys-in-fact and agents, each acting alone, with the powers of substitution and revocation, for the undersigned and in the undersigned’s name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to the Registration Statement on Form S-8 (File No. 333-142268), relating to the offering of shares of common stock of The Mosaic Company pursuant to The Mosaic Company 2004 Omnibus Stock and Incentive Plan, as amended, and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto such attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite or necessary to be done in and about the premises, as fully to all intents and purposes as the undersigned might or could do in person, hereby ratifying and confirming all that such attorneys-in-fact and agents or any of them, or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by the following persons in the capacities indicated on the 23rd day of June, 2011.

Signature	Title

/s/ James T. Prokopanko	Chief Executive Officer, President and Director
James T. Prokopanko	(principal executive officer)

/s/ Lawrence W. Stranghoener	Executive Vice President and Chief Financial Officer
Lawrence W. Stranghoener	(principal financial officer)

/s/ Anthony T. Brausen	Vice President - Finance and Chief Accounting Officer
Anthony T. Brausen	(principal accounting officer)

/s/ Phyllis E. Cochran	Director
Phyllis E. Cochran

/s/ William R. Graber	Director
William R. Graber

/s/ Emery N. Koenig	Director
Emery N. Koenig

/s/ Robert L. Lumpkins	Director
Robert L. Lumpkins

/s/ Harold H. MacKay	Director
Harold H. MacKay

/s/ David B. Mathis	Director
David B. Mathis

/s/ William T. Monahan	Director
William T. Monahan

/s/ James L. Popowich	Director
James L. Popowich

/s/ Sergio Rial	Director
Sergio Rial

/s/ David T. Seaton	Director
David T. Seaton

/s/ Steven M. Seibert	Director
Steven M. Seibert

EXHIBIT INDEX

Exhibit Number	Description

3.1	Restated Certificate of Incorporation of the Registrant (incorporated by reference to Exhibit 3.1 of the Current Report on Form 8-K of the Registrant filed with the SEC on May 25, 2011).

3.2	Amended and Restated Bylaws of the Registrant (incorporated by reference to Exhibit 3.2 of the Current Report on Form 8-K of the Registrant filed with the SEC on May 25, 2011).

5.1*	Opinion of Dorsey & Whitney LLP.

23.1*	Consent of Dorsey & Whitney LLP (included in Exhibit 5.1).

23.2*	Consent of KPMG LLP, independent registered public accounting firm.

24*	Power of Attorney (included on signature page).

*	Filed herewith